  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 2000
                         REGISTRATION NO. 333-[________]

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             ARROW ELECTRONICS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                  NEW YORK                              5065                           11-1806155
       (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)


                                  25 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                                 (516) 391-1300
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                ROBERT E. KLATELL
                            EXECUTIVE VICE PRESIDENT
                             ARROW ELECTRONICS, INC.
                                  25 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                                 (516) 391-1300
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                 WITH A COPY TO:

                                HOWARD S. KELBERG
                                 DONALD B. BRANT
                       MILBANK, TWEED, HADLEY & MCCLOY LLP
                            ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 530-5000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as possible following the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

                         CALCULATION OF REGISTRATION FEE

                                                          AMOUNT         PROPOSED MAXIMUM        PROPOSED
                 TITLE OF EACH CLASS OF                   TO BE           OFFERING PRICE     MAXIMUM AGGREGATE      AMOUNT OF
              SECURITIES TO BE REGISTERED               REGISTERED         PER NOTE (1)     OFFERING PRICE (1)    REGISTRATION
                                                                                                                       FEE
Floating Rate Exchange Notes due October 5, 2001       $200,000,000            100%            $200,000,000         $  52,800

8.20% Senior Exchange Notes due October 1, 2003        $425,000,000            100%            $425,000,000         $ 112,200

8.70% Senior Exchange Notes due October 1, 2005        $250,000,000            100%            $250,000,000         $  66,000

9.15% Senior Exchange Notes due October 1, 2010        $200,000,000            100%            $200,000,000         $  52,800


(1) Estimated solely for the purpose of calculating the amount of the registration fee.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

                     SUBJECT TO COMPLETION, DATED [ ], 2000

PRELIMINARY PROSPECTUS

                                  [ARROW LOGO]

                    OFFER TO EXCHANGE UP TO $1,075,000,000 OF

         $200,000,000 FLOATING RATE EXCHANGE NOTES DUE OCTOBER 5, 2001,
          $425,000,000 8.20% SENIOR EXCHANGE NOTES DUE OCTOBER 1, 2003,
        $250,000,000 8.70% SENIOR EXCHANGE NOTES DUE OCTOBER 1, 2005, AND
          $200,000,000 9.15% SENIOR EXCHANGE NOTES DUE OCTOBER 1, 2010

                           FOR ANY AND ALL OUTSTANDING

              $200,000,000 FLOATING RATE NOTES DUE OCTOBER 5, 2001,
              $425,000,000 8.20% SENIOR NOTES DUE OCTOBER 1, 2003,
            $250,000,000 8.70% SENIOR NOTES DUE OCTOBER 1, 2005, AND
               $200,000,000 9.15% SENIOR NOTES DUE OCTOBER 1, 2010

                                       OF

                             ARROW ELECTRONICS, INC.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                          ON [ ], 2000, UNLESS EXTENDED

         We are offering to exchange up to $1,075,000,000 aggregate principal amount of our exchange notes for any and all outstanding notes of the same class that we issued in a private offering on October 6, 2000. The terms of the exchange notes are identical in all material respects to the terms of the original notes, except that the exchange notes have been registered under the Securities Act, and that transfer restrictions, registration rights and provisions regarding additional interest relating to the original notes do not apply to the exchange notes. We will not receive any proceeds from the exchange offer.

         To exchange your original notes for exchange notes:

     -    you must make the representations described on page 20 to us,

     - you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, The Bank of New York, by 5:00 p.m., New York time, on [ ], 2000 and

     - you should read the section called "The Exchange Offer" that begins on page 19 for further information on how to exchange your original notes for exchange notes.

          If you tender original notes, you may withdraw your tender at any time prior to the expiration of the exchange offer. We will exchange all notes that you validly tender and do not validly withdraw before such expiration.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    THE DATE OF THIS PROSPECTUS IS [ ], 2000.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Our SEC filings are available on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

         Public Reference Room                 New York Regional Office           Chicago Regional Office
         450 Fifth Street, N.W.                7 World Trade Center               Citicorp Center
         Room 1024                             Suite 1300                         500 West Madison Street
         Washington, D.C.  20549               New York, New York 10048           Suite 1400
                                                                                  Chicago, Illinois 60661-2511


         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus is part of a registration statement filed by us with the SEC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means:

         -        incorporated documents are considered part of this prospectus;

         - we can disclose important information to you by referring you to those documents; and

         - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

         We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

         (1)      our Annual Report on Form 10-K for the year ended December 31,
                  1999;

         (2) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

         (3) our Current Reports on Form 8-K dated September 1, 2000 and September 19, 2000.


         We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus and prior to the termination of the exchange offer:

         -        reports filed under Section 13(a) and (c) of the Exchange Act;

         - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

         -        reports filed under Section 15(d) of the Exchange Act.

         You can obtain any of the filings incorporated by reference in this prospectus from us or from the SEC on the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, including any exhibits to those documents that are not specifically incorporated by reference in those documents. You may request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture, exchange and registration rights agreement and other documents referred to in this prospectus by writing or telephoning us at the following address:

                             Arrow Electronics, Inc.
                                  25 Hub Drive
                            Melville, New York 11747
                                 (516) 391-1300
                              Attention: Secretary

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [       ], 2000
IN ORDER TO RECEIVE THEM BEFORE THE EXCHANGE OFFER EXPIRES ON [       ], 2000.

         The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of that jurisdiction.


               INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the electronic components and commercial computer products markets, and changes in relationships with key suppliers. Forward-looking statements are those statements which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any of the forward-looking statements.

    References in this prospectus to "Arrow," "we," "us," "our," or "ours" are references to Arrow Electronics, Inc., unless the context of the statement indicates otherwise. References to the "floating rate notes" are references to the Floating Rate Notes due October 5, 2001 or the Floating Rate Exchange Notes due October 5, 2001, as the context may require. References to the "fixed rate notes" are references to the 8.20% Senior Notes due October 1, 2003, the 8.70% Senior Notes due October 1, 2005 and the 9.15% Senior Notes due October 1, 2010 or the 8.20% Senior Exchange Notes due October 1, 2003, the 8.70% Senior Exchange Notes due October 1, 2005 and the 9.15% Senior Exchange Notes due October 1, 2010, as the context may require. References to the "original notes" are references to the floating rate notes and the fixed rate notes currently outstanding; references to the "exchange notes" are references to the floating rate notes and the fixed rate notes offered by this prospectus; and references to the "notes" are references to the original notes or the exchange notes as the context requires.

                               PROSPECTUS SUMMARY

                             ARROW ELECTRONICS, INC.

     We are the world's largest distributor of electronic components and computer products to industrial and commercial customers. We believe we are one of the global electronics distribution industry's leaders in state-of-the-art operating systems, employee productivity, value-added programs, and total quality assurance. We are a leading distributor for over 600 suppliers.

    Our distribution network spans the world's three dominant electronics markets: North America, Europe, and the Asia/Pacific region. Through our business units in these vital industrialized regions, we serve a diversified base of original equipment manufacturers and commercial customers worldwide. Original equipment manufacturers, or OEMs, include manufacturers of computer and office products, industrial equipment (including machine tools, factory automation, and robotic equipment), telecommunications products, aircraft and aerospace equipment, and scientific and medical devices. Commercial customers are mainly value-added resellers of computer systems. Through a network of more than 225 sales facilities and 19 distribution centers in 38 countries, we deliver to more than 175,000 OEMs and commercial customers the products, inventory solutions, materials management services, and design and technical support they need when, where and how they need them.

                              THE WYLE ACQUISITION

    On August 7, 2000, a consortium consisting of ourselves, an affiliate of Schroder Ventures, and another distributor entered into a share purchase agreement to purchase the VEBA Electronics Group from the Germany-based energy company E.ON AG, for an aggregate purchase price of approximately $2.35 billion in cash, including the assumption of debt. Under the terms of the share purchase agreement, on October 16, 2000 we acquired Wyle Components, Wyle Systems, and ATLAS Services North America (collectively, the "Wyle Companies" or the "Wyle Electronics Group") for a purchase price of $944,969,000 (including the assumption of debt), subject to adjustments.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER



The Exchange Offer ..................   We are offering to exchange up to $1,075
                                        million aggregate principal amount of
                                        exchange notes for an equal aggregate
                                        principal amount of outstanding notes of the same class. The form and terms of each class of exchange notes are substantially the same as the form and terms of the outstanding notes of the same class, except that the exchange notes have been or will be registered under the Securities Act and will not bear legends restricting their transfer.


Exchange and Registration Rights
Agreement ..........................    You have rights to exchange your
                                        floating rate notes, 8.20% senior notes
                                        8.70% senior notes or 9.15% senior note
                                        for exchange notes of the same class,
                                        and we intend the exchange offer to
                                        satisfy those rights. After we complete
                                        the exchange offer, you will no longer
                                        have any exchange or registration rights regarding your notes unless you tender your notes in the exchange offer and do not receive freely tradable exchange notes or you are ineligible to participate in the exchange offer.

Resales  of the Exchange Notes ......   We believe that you may resell the
                                        exchange notes without complying with
                                        the registration and prospectus delivery provisions of the Securities Act if:

                                        (1)  you are acquiring the exchange
                                             notes in the ordinary course of
                                             your business;

                                        (2)  you are not participating, do not
                                             intend to participate and have no
                                             arrangement or understanding with
                                             any person to participate, in a
                                             distribution of the exchange notes;

                                        (3)  you are not an affiliate of our
                                             company; and

                                        (4)  you are not an initial purchaser
                                             who acquired notes directly from us
                                             in the initial offering.

                                        If you do not meet these conditions, you may be liable under the Securities Act if you transfer any exchange note without compliance with the registration and prospectus delivery requirements of the Securities Act. We do not assume or indemnify you against that liability.

                                        Each broker-dealer that receives
                                        exchange notes for its own account in
                                        exchange for original notes, where such
                                        original notes were acquired by that
                                        broker-dealer as a result of
                                        market-making activities or other
                                        trading activities, must acknowledge
                                        that it will deliver a prospectus in
                                        connection with any resale of exchange
                                        notes. A broker-dealer may use this
                                        prospectus for an offer to resell or to
                                        otherwise transfer the exchange notes.

Expiration Date .....................   The exchange offer will expire at 5:00
                                        p.m., New York City time, on [ ], 2000,
                                        unless we decide to extend it.

Conditions to the Exchange Offer ....   The only conditions to completing the
                                        exchange offer are that:

                                        (1) it does not violate applicable law
                                            or any applicable interpretation of
                                            the SEC staff;

                                        (2) no action or proceeding is
                                            instituted with respect to the
                                            exchange offer;

                                        (3) no law, rule or regulation is
                                            adopted that we expect would impair
                                            our ability to proceed with the
                                            exchange offer; and

                                        (4) we obtain all necessary
                                            governmental approvals for the
                                            exchange offer.

Procedures for Tendering Notes ......   We issued the outstanding floating rate
                                        notes, 8.20% senior notes, 8.70% senior
                                        notes and 9.15% senior notes as global
                                        securities in fully registered form,
                                        which we will refer to as the "original
                                        notes". Beneficial interests in the
                                        original notes held by direct or
                                        indirect participants in The Depository
                                        Trust Company through depositary
                                        interests are shown on records
                                        maintained in book-entry form by DTC
                                        with respect to its participants.
                                        Transfers can be made only on those
                                        records. If you are a holder of an
                                        original note held in the form of a
                                        book-entry interest and you wish to
                                        tender your note under the exchange
                                        offer, you must transmit through a
                                        financial institution that is a
                                        participant in DTC's book-entry transfer facility system, on or prior to the expiration of the exchange offer, a computer-generated message transmitted by means of DTC's Automated Offer
                                        Program system to the exchange agent
                                        forming a part of a confirmation of
                                        book-entry transfer in which you
                                        acknowledge and agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial
Owners ..............................   If you are the beneficial owner of
                                        original notes that are registered in
                                        the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should promptly contact the person in whose name your notes are registered and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures ......   If you wish to tender your original
                                        notes and cannot complete the procedure
                                        for book-entry transfer on a timely
                                        basis, you may still tender your notes
                                        in accordance with the guaranteed
                                        delivery procedures set forth in "The
                                        Exchange Offer -- Guaranteed Delivery
                                        Procedures".

Acceptance of Notes and Delivery of
Exchange Notes ......................   Unless the conditions to the exchange
                                        offer are not met or tendered notes are
                                        properly withdrawn, we will accept any
                                        and all outstanding floating rate notes, 8.20% senior notes, 8.70% senior notes and 9.15% senior notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal .........................    You may withdraw the tender of your
                                        original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any notes not accepted for exchange for any reason without expense to you as soon as practicable after withdrawal.

Exchange Agent .....................    The Bank of New York is serving as the
                                        exchange agent for the exchange offer.

Federal Income Tax Consequences ....    The exchange of your original notes in
                                        the exchange offer will not be a taxable event for federal income tax purposes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

         The terms of the exchange notes are identical in all material respects to the terms of the original notes, except that the registration rights and related additional interest provisions and the transfer restrictions applicable to the original notes are not applicable to the exchange notes. The exchange notes will evidence the same debt as the original notes. The same indenture will govern the exchange notes and the original notes.


Issuer .............................    Arrow Electronics, Inc.


Securities Offered .................     -   $200,000,000 of Floating Rate
                                             Exchange Notes due October 5, 2001.

                                         -   $425,000,000 of 8.20% Senior
                                             Exchange Notes due October 1, 2003.

                                         -   $250,000,000 of 8.70% Senior
                                             Exchange Notes due October 1, 2005.

                                         -   $200,000,000 of 9.15% Senior
                                             Exchange Notes due October 1, 2010.

Maturity ............................    -   The floating rate notes will bear
                                             interest at LIBOR plus 1.00%,
                                             payable quarterly in arrears on
                                             January 5, 2001, April 5, 2001,
                                             July 5, 2001 and the maturity date.


                                         -   The three classes of fixed rate
                                             notes will bear interest at 8.20%,
                                             8.70% and 9.15%, respectively,
                                             payable semiannually on April 1 and
                                             October 1 of each year, commencing
                                             on April 1, 2001.

Ranking .............................   The exchange notes will be general
                                        unsecured obligations of Arrow. As such, the exchange notes will rank equally in right of payment with all other unsecured and unsubordinated debt of
                                        Arrow. See "Description of Notes --
                                        General."

Redemption ..........................   We may not redeem the floating rate
                                        notes before they mature. We may redeem
                                        the fixed rate notes as described under
                                        "Description of Notes -- Optional
                                        Redemption."

Covenants ...........................   The indenture pursuant to which we will
                                        issue the exchange notes contains
                                        covenants that, among other things,
                                        limit the ability of Arrow and its
                                        restricted subsidiaries to secure
                                        indebtedness with security interests on
                                        certain property or stock or engage in
                                        certain sale and leaseback transactions
                                        with respect to certain properties. See
                                        "Description of Notes -- Restrictive
                                        Covenants."

Exchange Offer, Registration
Rights .............................    Pursuant to an exchange and registration
                                        rights agreement among the initial
                                        purchasers and Arrow, we agreed (1) to
                                        file a registration statement, within 60 days after the original issue date of the original notes with respect to an offer to exchange the original notes for exchange notes that are registered under the Securities Act and (2) to use our reasonable best efforts to cause such registration statement to be declared effective by the SEC within 180 days after the original issue date of the original notes. In addition, under certain circumstances we may be required to file a shelf registration statement to cover resales of the original notes by the holders thereof. We intend that the exchange offer will satisfy most of our obligations under the exchange and registration rights agreement.

Use of Proceeds .....................   We will not receive any proceeds from
                                        the exchange offer. Our net proceeds
                                        from the sale of the original notes,
                                        after deducting the initial purchasers'
                                        discount and offering expenses, were
                                        approximately $1,069,000,000, and we
                                        used those proceeds (i) to finance the
                                        cost of acquiring the Wyle Companies and
                                        (ii) to provide a $50,000,000 bridge
                                        loan to an affiliate of Schroder
                                        Ventures, with the balance being used
                                        for general corporate purposes. See "Use of Proceeds."

                        SUMMARY HISTORICAL FINANCIAL DATA

    The following table contains our summary historical financial data as of the dates and for the periods indicated. We have derived the historical financial data as of and for each of the years in the five-year period ended December 31, 1999 from our audited consolidated financial statements. We have derived the historical financial data as of September 30, 2000 and for the nine-month periods ended September 30, 2000 and September 30, 1999 from our unaudited consolidated financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation. Nine-month results, however, are not necessarily indicative of the results that may be expected for any other interim period or for a full year.

    You should read the following data together with our other historical financial information and statements (including related notes) incorporated by reference in this prospectus. Please also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Capitalization" included or incorporated by reference in this prospectus.

                                            NINE MONTHS
                                               ENDED
                                            SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                         -------------------- ----------------------------------------------------
                                           2000      1999(a)   1999(b)      1998       1997(c)     1996      1995
                                         ------      -------   -------     ------     --------    ------    ------
                                                            (In millions except per share data)
   INCOME STATEMENT DATA
   Sales ...........................    $9,268     $6,827      $9,313      $8,345      $7,764    $6,535     $5,919
   Operating income ................       537        230         339         353         375       401        423
   EBITDA(d) .......................       598        308         433         405         440       438        459
   Interest expense ................       107         78         106          81          67        38         46
   Net income ......................       249         80         124         146         164       203        203
   Diluted earnings per share(e)....    $ 2.53    $  0.83     $  1.29     $  1.50     $  1.64   $  1.98    $  2.03


                                         AT                                   AT DECEMBER 31,
                                       SEPTEMBER              ----------------------------------------------------
                                       30, 2000                 1999        1998        1997      1996       1995
                                       ---------              --------    --------    --------  --------   -------
                                                                                    (In millions)
   BALANCE SHEET DATA
   Accounts receivable and             $ 4,209                $ 3,084     $ 2,676     $ 2,475   $ 1,948    $ 1,979
      inventory ...................
   Total assets ...................      5,707                  4,483       3,840       3,538     2,710      2,701
   Total long-term debt and
      capital lease obligations ...        859                  1,533       1,047         830       353        461
   Shareholders' equity ...........      1,766                  1,551       1,487       1,361     1,358      1,196

----------

(a) Operating and net income include a special charge of $25 million and $16 million after taxes, respectively, associated with the acquisition and integration of Richey Electronics, Inc. ("Richey") and the electronics distribution group of Bell Industries, Inc. ("EDG"). Excluding this charge, operating income, net income, and earnings per share on a diluted basis would have been $255 million, $97 million, and $1.01, respectively.

(b) Operating and net income include a special charge of $25 million and $16 million after taxes, respectively, associated with the acquisition and integration of Richey and EDG. Excluding this charge, operating income, net income, and earnings per share on a diluted basis would have been $363 million, $141 million, and $1.46, respectively.

(c) Operating and net income include special charges totaling $59 million and $40 million after taxes, respectively, associated with the realignment of our North American Components Operations and the acquisition and integration of the volume electronic component distribution businesses of Premier Farnell plc. Excluding these charges, operating income, net income, and earnings per share on a diluted basis were $434 million, $204 million, and $2.05, respectively.

(d) EBITDA consists of the sum of net income, interest expense, income taxes, minority interest, and depreciation and amortization, exclusive of the special charges related to acquisitions. We present EBITDA because investors use EBITDA to determine our ability to meet our debt service obligations, fund capital expenditures, and expand our business. You should not consider this information to be an alternative to net income, operating income, cash flow from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles (GAAP). Our presentation of EBITDA may not be comparable to EBITDA defined and presented by other companies.

(e) Per share amounts in 1996 and 1995 have been restated to reflect a two-for-one stock split effective October 15, 1997.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical consolidated ratios of earnings to fixed charges for the periods indicated:

                                                        NINE MONTHS
                                                          ENDED                    YEAR ENDED DECEMBER 31,
                                                        SEPTEMBER 30, --------------------------------------------
                                                          2000          1999      1998    1997      1996      1995
                                                          -----       -------   ------- -------   -------   ------
        Ratio of Earnings to Fixed Charges                4.6          2.9(a)     4.0     5.0(b)    8.6       7.7

----------

(a) Excluding the special pre-tax charge of $25 million associated with the acquisition and integration of Richey and EDG, the ratio of earnings to fixed charges would have been 3.1.

(b) Excluding special pre-tax charges totaling $59 million associated with the realignment of our North American components operations and the acquisition and integration of the volume electronic component distribution businesses of Premier Farnell plc, the ratio of earnings to fixed charges would have been 5.7.

                             ARROW ELECTRONICS, INC.
BUSINESS OVERVIEW

    We are the world's largest distributor of electronic components and computer products to industrial and commercial customers. Spanning the world's three major electronics markets -- the Americas, Europe, and the Asia/Pacific region -- we offer an extensive global distribution network.

    We have one of the industry's broadest product offerings, or line cards, providing real-time access to a $1.9 billion inventory from more than 600 leading manufacturers. Through a network of more than 225 sales facilities and 19 distribution centers in 38 countries we deliver to more than 175,000 original equipment manufacturers and commercial customers the products, inventory solutions, materials management services, design, and technical support they need when, where and how they need them. We are the largest distributor for many of the world's leading semiconductor suppliers and one of the leading passive, electromechanical, and interconnect ("PEMCO") distribution resources in the industry.

    In 1999, revenues exceeded $9.3 billion with EBITDA and net income of $433.2 million and $140.7 million, respectively, excluding the special charge of $24.6 million ($16.5 million after taxes) associated with the integration of acquisitions. For the first nine months of 2000, revenues totaled more than $9.3 billion with EBITDA and net income of $597.7 million and $249 million, respectively. In each of the first three quarters of 2000, sales, EBITDA, and net income were at record levels.

    Because we have a diverse mix of products and customers and a broad geographic reach, we do not rely upon any one supplier or type of product, and have limited exposure to technological change in the products we offer as well as limited risks related to our customers' business cycles and regional economic cycles.

    We have transitioned our business from its historical role of simple order fulfillment to an integral part of the supply chain. Suppliers rely on us to possess significant "demand creation" skills, on a global basis, and to serve as an integral resource to their own selling efforts.

    We also serve as a critical link in the management of our customers' own supply chain. Through our wide range of value-added services, we help our customers select the right technology and design and the most appropriate components, reduce time-to-market, lower costs, and enhance overall competitiveness. As manufacturing has moved to a just-in-time (JIT) basis, our expertise in supply-chain management enables us to deliver parts to our customers as needed. Contributing to this important role is our ability to profile our customers' product requirements -- taking into consideration changing demand patterns and market fluctuations. Because of the breadth of our line card we can offer customers one-stop shopping, helping them to minimize their own costs. Over 64% of our North American revenues are derived from customers to whom we provide value-added services, reflecting our key role in the supply chain for suppliers and customers alike.

    The value-added services we offer are:

                    MANUFACTURING SERVICES            MATERIALS MANAGEMENT                    PRODUCT ENHANCEMENT
                                                                                              SERVICES
                    Box Building                      Bill of Materials (BOM) Grading         Bar Coding
                    Component Programming             Bonded Inventory Management             Packaging
                    Connector and Cable Assembly      CARES (Auto Replenishment)              Serialization
                    Flat Panel Assembly Hardware      E-compass (Forecast and Order           Special Handling
                      Configuration                     Management)                              Procedures
                    Kitting Systems                   In-plant Stores                         Special Marking Tape and
                    Integration                       Inventory Man                              Reel Testing
                                                      JIT Inventory                           Software Integration
                                                      Primary and Proximity Warehousing
                                                      Product Life Cycle Management
                                                      Product Traceability
                                                      Schedule Sharing

                    TECHNICAL SUPPORT                 ELECTRONIC COMMERCE                     FINANCIAL SERVICES
                    Design-in Engineering Support     EDI                                     Consolidating
                    Field Application Engineers       Internet Ordering                       Invoicing
                    Marketing Support                 PRO-Series                              Specialized Financing
                    Product Education and             In-plant Terminals
                      Certification
                    Technical Seminars
                    Technical Support
                    Technical Training

INDUSTRY OVERVIEW

    Our industry has undergone a significant transformation. Leading distributors must be more than stocking and marketing intermediaries. Their ability to fill a range of roles is paramount. Technical proficiency and demand creation, broad product offerings, innovative value-added programs, and a global presence contribute to the success of our suppliers and customers alike.

    Our industry has had strong long-term growth, yet is still subject to business cycles. Over the past 30 years our industry has grown at a 12% compound annual growth rate. Despite this growth, there are, periodically, industry-wide troughs driven principally by product supply and availability.

    Our financial performance through these cycles has changed significantly. During the down cycle of the mid 1980s, we suffered losses, while during the recessionary period of the early 1990s, we were marginally profitable. During the period from mid 1996 through 1999, the industry's longest and most severe recessionary cycle in the past three decades, our annual net income was never below $140 million, excluding non-recurring charges. Today, not only are we well positioned to reap the benefits from our industry's growth, but we are also better prepared to remain profitable during the recessionary cycles, principally due to our ability to leverage our operating structure and cost efficiencies.

    Our industry requires modest capital investments in "bricks and mortar." Instead, our cash requirements are most often tied to highly-liquid assets like receivables and inventory.

    Our industry's exposure to inventory risks is limited. It is the policy of most manufacturers to protect authorized distributors, like ourselves, against the potential write-down of semiconductor inventories due to technological change or manufacturers' price reductions. Under the terms of the related distributor agreements, and assuming the distributor complies with certain conditions, those suppliers are required to credit the distributor for inventory losses incurred through reductions in manufacturers' list prices. In addition, under the terms of many distributor agreements, the distributor has the right to return to the manufacturer for credit a defined portion of those inventory items purchased within a designated period of time. Approximately 65 percent of the dollar value of our inventory consists of semiconductors.

    A manufacturer who elects to terminate a distributor agreement is generally required to purchase from the distributor the total amount of its products carried in inventory. While these industry practices do not entirely protect us from inventory losses, we believe that they currently provide substantial protection from those losses.

OVERVIEW BY REGION

    Our business has a significant presence in each of the world's three major markets. Our 1999 sales of $9.3 billion were generated as follows: 66% from the Americas, 26% from Europe, and 8% from the Asia/Pacific region.

NORTH AMERICA

    In North America, we are a leader in electronics distribution. Our operations are organized around two distinct operating groups, the North American Components ("NACO") and North American Computer Products ("NACP") groups:

    NACO offers a wide range of electronic components -- principally semiconductors and PEMCO products (i.e., capacitors, resistors, potentiometers, power supplies, relays, switches, and connectors) -- representing the industry's broadest line card. Sales totaled $3.6 billion and $3.9 billion in 1999 and for the first nine months of 2000, respectively, for this group.

    NACO, prior to the acquisition of Wyle Components, consisted of seven segmented marketing groups specifically positioned to provide business solutions tailored to match customer needs.

    Arrow Contract Manufacturing Services Distribution Group focuses exclusively on providing industry expertise, extensive technical resources, and value-added services to contract manufacturers.

    Arrow/Richey Electronics is one of the world's largest distributors of PEMCO products, and provides customers with comprehensive, innovative value-added services.

    Arrow/Bell Components specializes in servicing the needs of small, medium, and emerging industrial OEMs in North America offering a complete line of semiconductor, PEMCO, and industrial computer products, as well as cable, mechanical, and assembly value-added services. Arrow/Bell's field application engineers provide dedicated semiconductor engineering support, design tools, and a broad technology base to assist customers throughout the product development and design cycle.

    Arrow Semiconductor Group specializes in serving the semiconductor needs of the larger OEMs, interfacing with customers' engineers and product development teams to help select the right components that will minimize a product's time-to-market.

    Arrow/Zeus Electronics maintains support from design through production to the military, aerospace and other electronics industries offering high-reliability semiconductors and space products, commercial semiconductors, and industrial computer products, with military and aerospace inventories geared to meet crucial deadlines.

    Arrow Alliance Group provides a full line card and a wide range of value-added services to large customers with complex needs.

    Arrow Supplier Services Group manages all semiconductor supplier relationships, including the line card strategy, marketing programs and purchasing.

    NACP is a full-line technical distributor of computer systems, peripherals, and software to value-added resellers ("VARs") and industrial computer products, with an emphasis on being a leading distributor of mid-range work stations. Sales of this group totaled $2.6 billion and $1.8 billion in 1999 and for the first nine months of 2000, respectively.

    NACP, prior to the acquisition of Wyle Systems and Merisel's Open Computing Alliance ("MOCA"), consisted of five segmented marketing groups as follows:

    SBM is a leading distributor of Hewlett-Packard mid-range work stations operating on UNIX and NT platforms, offering sales, marketing, and technical support to its VARs.

    Support Net Inc. is a leading distributor of IBM mid-range work stations offering sales, marketing, and technical support to its VARs.

    Arrow Industrial Computer Products Group focuses exclusively on selling computer components and flat panel display products to North American OEMs and system integrators as well as providing end users with systems integration services, consignment programs, and product life cycle management.

    Arrow Microtronica provides component and board level computer products to PC, server and storage subsystem builders and integrators representing the world's preeminent suppliers of CPUs, mass storage, memory, motherboards, and all other components and peripherals required to build a computer system.

    Gates/Arrow is a full-line technical distributor of computer systems, peripherals, and software to VARs, offering a full range of computing platforms, from desktop systems to enterprise computing environments and technical assistance for most operating systems including UNIX, Netware, DOS, Windows, Windows NT, as well as Intel and RISC-based platforms.

    Arrow also serves the rapidly-developing markets in Argentina, Brazil, and Mexico through its recent majority investments in Elko, Panamericana, and Dicopel, respectively, leading electronic components distributors in each of these countries.

EUROPE

    Our position in Europe has grown dramatically since our initial entry into this market in 1985 with 1999 revenues representing 26% of our worldwide total. We are a recognized leader of pan- European components distribution. We have secured this position by recognizing that Europe is made up of unique sectors requiring different products and services; in effect cultivating a base of local knowledge supported by a global presence. Our product offering in Europe is more heavily weighted toward semiconductors, PEMCO products, and industrial computer products. We are organized into the following geographic regions to service the unique needs of our customers:

    Northern Europe serves the U.K., Denmark, Finland, Ireland, Norway, and Sweden. Our joint venture in South Africa, Arrow-Altech, is also a part of this group.

    Central Europe serves Germany, Austria, Belgium, the Netherlands, Switzerland, Poland, and the Czech Republic.

    Southern Europe services Italy, France, Spain, Portugal, Israel, Greece, Hungary, Turkey, and Slovenia.

    Sales in Europe totaled $2.4 billion in 1999 and $2.6 billion for the first nine months of 2000.

ASIA/PACIFIC

    We are one of the largest distributors in this rapidly-growing region. Since our initial investment in this region in 1993, revenues have grown to more than $750 million in 1999 and we expect to exceed $1.3 billion in revenues in 2000. Our product offerings in Asia/Pacific largely consist of semiconductors, PEMCO, and industrial computer products. Headquartered in Hong Kong, we have offices in Australia, China, India, Malaysia, New Zealand, Singapore, South Korea, Taiwan, and Thailand. These areas are serviced by our regional distribution centers in Hong Kong, Malaysia, Taiwan, and Singapore.

    Our presence in the region has been strengthened by our joint venture with the Marubun Corporation, a leading independent components distributor in Japan. The joint venture sells electronic components to Japanese-owned customers in the Asia/Pacific region and the Americas.

STRATEGY

    Our strategy is to be the premier supply-chain partner for our customers and suppliers, assisting them throughout the supply chain -- from concept through production. Set forth below are the key elements of our strategy.

    - We seek to ensure that our sales force and engineers stay abreast of the latest technological developments. Our field application engineers are trained to understand the needs of our customers and to translate that information back to our suppliers. By understanding the state-of-the-art products of our suppliers, and the full potential of their application, our team will be able to provide maximum benefit to both our customers and our suppliers.

    - We strive to provide our customers with the broadest array of the value-added services they want in order to service their needs throughout the supply chain. These value-added services, including both physical and materials management, position us as a true partner to our customers. From kitting, to programming of parts, to procurement and materials management programs, to credit extension, we seek to strengthen the reliance our customers place in us.

    - We continuously invest in the technology, the systems, and the logistics network needed to make our distribution operations more efficient. Then, we rely on this efficient network to generate economies of scale from increased business activity, which results in decreased operating costs as a percentage of our revenues.

    - Our opportunistic acquisitions over the past 20 years have enabled us to become the largest electronic components distributor in the world and to become a truly global distributor. They have also helped us to improve our operating efficiencies by giving us the additional business activity from which economies of scale are derived. We will continue to expand our reach, striving for a presence that serves the needs of our customers and suppliers around the globe.

    - Our investments in the Internet, both directly through our internal efforts and externally through the joint ventures in which we participate, will enable our customers, suppliers, and shareholders to participate in the benefits to be derived from this emerging technology.

INTERNET

    Because of our critical position in the supply chain and the increasing demand for value-added services, we believe that the Internet provides us with a valuable tool to better serve our suppliers' and customers' needs.

    We have utilized a two-prong approach to the Internet. Internally, we have a formalized organization, the Internet Business Group, that focuses on our corporate e-commerce activities and brings us to the Internet with a set of tools and services that makes it as easy for customers to do business with us over the Internet as by traditional means. In 1999, we launched an extensive suite of on-line, supply-chain management tools, arrow.com PRO-Series. The result of extensive research and testing, PRO-Series gives customers Internet-based, 24-hour access to our inventory, plus the ability to place, modify, monitor, and manage every order on-line. We believe PRO-Series is the only on-line, supply-chain management tool that provides:

    -   Real-time multi-line quotes;

    -   Customer-specific pricing;

    -   Spot and scheduled ordering on account;

    -   Ability to change quantity, change data, cancel orders;

    -   Return authorization; and

    -   Real-time integration with our sales team.

    The second prong in our approach to the Internet has been to make strategic investments in select Internet start-up companies to access certain market segments that we do not currently reach. To date, we have made six such investments, including investments in companies targeted at Internet buyers and sellers of excess components, companies providing technical design resources for engineers for utilization in prototype development, and companies providing supply-chain management tools.

ACQUISITIONS

    The electronics distribution market has undergone a period of consolidation. In 1970, we were ranked number eleven in our industry based upon annual revenues. Today, to a large extent resulting from our acquisition strategy, we are ranked number one. Since 1985, we have made more than 50 acquisitions and strategic investments. We believe we were the first distributor to develop and execute a strategy to build a pan-European distribution network and the first North American distributor to enter the Asia/Pacific region, building one of the largest regional distribution networks. Our approach is to acquire companies that are recognized leaders in their respective markets, share our operating philosophies and values, and possess strong, accomplished managers.

    Our acquisitions over the past 15 years have provided us with access to experienced sales and marketing teams, new supplier relationships, strong entrepreneurial managers, facilities and value-added centers, technical expertise, new customer markets, geographic reach, and the ability to gain greater operating leverage.

    One of the key attributes of our organization is our ability to integrate all of our North American acquisitions, and many of our international acquisitions, into our operating systems with a minimal amount of disruption to either business. These integrations create significant synergies, which lower our fixed costs as a percentage of revenues. The synergies are principally from areas such as systems, facilities, logistics centers, and related personnel, as well as personnel in finance, human resources, and operations. For example, in January 1999, we acquired both Richey Electronics, Inc. and the electronics distribution business of Bell Industries, Inc. and by late 1999 we had identified and eliminated significant duplicative annual costs. The sales and marketing forces, however, are generally not rationalized. Instead, we utilize these larger teams to gain greater penetration in the market.

THE WYLE ACQUISITION

    In early August 2000, a consortium consisting of ourselves, an affiliate of Schroder Ventures, and another distributor, agreed to purchase the VEBA Electronics Group from Germany-based E.ON AG (formerly VEBA AG) for approximately $2.35 billion in cash, including the assumption of debt. The VEBA Electronics Group reported 1999 sales of $5.5 billion. On October 16, 2000, we completed the acquisition of E.ON's U.S.-based operations: Wyle Components, Wyle Systems, and the U.S.-based portion of E.ON's logistics unit, ATLAS. Together, these entities reported combined 1999 sales in North America of about $2 billion.

    The Wyle businesses complement our existing distribution businesses in North America. Wyle brings a focused group of technical specialists to the market who will now be better positioned to deliver to its customers our broader and richer array of value-added services. We are fully committed to the integration of the best practices and people of the Wyle operations. Additionally, several new suppliers will be added to our line card. As has been the case with prior acquisitions, we expect the acquisition of the Wyle Companies to produce sizable synergies.

    Wyle Components is a franchised distributor for both broadline and proprietary semiconductor suppliers in North America. Wyle Components serves customers in various markets, including networking and communications, computing, contract manufacturing, instrumentation, transportation, and industrial controls. The merger of Wyle Components with our North American Components Operations effectively combines our superior supply-chain management tools and broad line card with Wyle's strong demand creation capabilities. Wyle Components had revenues of almost $1.3 billion in 1999 and $1.4 billion for the first nine months of 2000.

    Wyle Systems is a distributor of computer products with a strong market presence in the western United States. Our merger with Wyle Systems nearly doubles our OEM systems sales and systems configuration business, expands our line card, and strengthens our relationships with suppliers. Wyle Systems had revenues of $642 million in 1999 and $513 million for the first nine months of 2000.

    Wyle Systems has three business units: the OEM Systems Division, the Technical Solutions Division, and the Commercial Systems Division.

    The OEM Systems Division (OSD) provides three types of outsourcing services to OEMs: (1) manufacturing services, such as systems integration -- integrating a combination of off-the-shelf products, such as boards, memory and microprocessors, and unique or custom products into end products for OEM customers, (2) engineering support, and (3) logistic and supply chain management, including drop-ship management, on- and off-site consignment management, export control and compliance management, and traffic management.

    The Technical Solutions Division (TSD) provides services similar to those of the OEM Systems Division. However, while the OSD serves OEMs, the TSD's customers are application VARs, systems integrators, and end users, with greater concentration on engineering support and less on manufacturing services.

    TSD also provides three types of outsourcing services to VARs and end users: integration services, systems engineering support, and just-in-time delivery.

    The Commercial Systems Division (CSD) services systems and PC integrators by acting as a volume distributor of commodity products, such as Quantum low-end storage products. The Commercial Systems Division targets the top 100 PC and systems integrators in the United States with an outside sales force and also concentrates on Intel product dealers with an internal group.

THE MOCA ACQUISITION

    In September 2000, we signed an agreement with Merisel, Inc. under which we will acquire the Merisel Open Computing Alliance (MOCA(R)) for an initial purchase price of $115 million in cash plus the assumption or repayment of approximately $57 million of off-balance sheet financing. The agreement provides that the purchase price may be increased by up to an additional $37.5 million based upon future developments with respect to MOCA's business. MOCA is a distributor of Sun Microsystems products, selling enterprise software, storage area networks, and Solaris operating systems which run on Sun Microsystems hardware and related professional services.


                                 USE OF PROCEEDS

    The exchange offer is intended to satisfy a number of Arrow's obligations to the initial purchasers of the original notes. Arrow will not receive any proceeds from the issuance of the exchange notes offered under this prospectus.

    In consideration for issuing the exchange notes, we will receive in exchange, original notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except as otherwise described under "The Exchange Offer - Terms of the Exchange Offer." The original notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding debt.

    Our net proceeds from the sale of the original notes, after deducting offering expenses and the initial purchasers' discount, were approximately $1,069 million. We used the net proceeds (i) to finance the cost of acquiring the Wyle Companies and (ii) to provide a $50 million bridge loan to an affiliate of Schroder Ventures, with the balance being used for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth our capitalization at September 30, 2000 and as adjusted on a pro forma basis to give effect to the issuance of the original notes, the application of the net proceeds thereof in accordance with "Use of Proceeds", and the Exchange Offer.


                                                          SEPTEMBER 30, 2000
                                                       ACTUAL        AS ADJUSTED
                                                        (In millions, except
                                                             share data)
          Short-term debt:
            Various borrowings, including current
               maturities of long-term debt .......     $   374      $   374
            Floating rate exchange notes due 2001 .        --            200
            Credit facilities .....................         389          389
            Commercial paper program ..............         405          405
            Bid facilities ........................         297          297
                                                        -------      -------
                                                          1,465        1,665
                                                        -------      -------
          Long-term debt:
            6.45% senior notes due 2003 ...........         250          250
            7% senior notes due 2007 ..............         198          198
            6 7/8% senior debentures due 2018 .....         196          196
            7 1/2% senior debentures due 2027 .....         196          196
            8.20% senior exchange notes due 2003 ..        --            425
            8.70% senior exchange notes due 2005 ..        --            250
            9.15% senior exchange notes due 2010 ..        --            200
            Other obligations with various interest
               rates and due dates ................          19           19
                                                        -------      -------
               Total long-term debt ...............         859        1,734
                                                        -------      -------
               Total debt .........................       2,324        3,399
                                                        -------      -------
          Shareholders' equity:
            Common stock, par value $1:
               Authorized -- 120,000,000 shares
               Issued -- 103,741,595 shares .......         104          104
            Capital in excess of par value ........         528          528
            Retained earnings .....................       1,488        1,488
            Foreign currency translation adjustment        (196)        (196)
                                                        -------      -------
                                                          1,924        1,924
          Less:
            Treasury shares (5,552,692), at cost ..         149          149
            Unamortized employee stock awards .....           9            9
                                                        -------      -------
               Total shareholders' equity .........       1,766        1,766
                                                        -------      -------
               Total capitalization ...............     $ 4,090      $ 5,165
                                                        =======      =======

                               THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER

         We initially sold the original notes in a private offering on October 6, 2000 to Goldman, Sachs & Co., Chase Securities Inc. and Morgan Stanley & Co. Incorporated, referred to as the initial purchasers in this prospectus, pursuant to a Purchase Agreement dated September 29, 2000 between ourselves and the initial purchasers. The initial purchasers subsequently resold the original notes to qualified institutional buyers in the United States in reliance on, and subject to the restrictions of, Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act.

         In connection with the private offering of the original notes, we and the initial purchasers entered into an exchange and registration rights agreement dated September 29, 2000, in which we agreed, among other things:

         (1) to file with the SEC within 60 days after the issuance of the original notes, a registration statement relating to an exchange offer for the original notes;

         (2) to use all commercially reasonable efforts to cause that registration statement to be declared effective under the Securities Act within 180 days after the issuance of the original notes;

         (3) upon the effectiveness of that registration statement, to offer the holders of the original notes the opportunity to exchange their original notes in the exchange offer for a like principal amount of exchange notes; and

         (4)  to keep the exchange offer open for not less than 30 days.

         We also agreed that where applicable law or SEC policy makes the exchange offer itself, or the participation in the exchange offer by one or more holders of the original notes, impermissible or impossible, the exchange offer has not been completed within 225 days following the issuance of the original notes or the exchange offer is not available to any of the holders, we would:

         (1) file a shelf registration statement relating to the offer and sale of the original notes by the holders of the original notes within 30 days after the time each obligation arises;

         (2) use all commercially reasonable efforts to cause the shelf registration statement to become or be declared effective within 120 days after the shelf registration statement is filed; and

         (3) use all commercially reasonable efforts to keep the shelf registration statement effective for at least until the earlier of the second anniversary of the effective date of the registration statement, or until such time as there are no original notes outstanding.

         The exchange offer made by this prospectus is intended to satisfy your registration rights under the exchange and registration rights agreement. If we fail to fulfill our registration and exchange obligations, you, as a holder of outstanding original notes, are entitled to receive additional interest at a per annum rate of 0.25% per annum for the first 90 days of the default period, at a per annum rate of 0.75% for the third 90 days of the default period and at a per annum rate of 1.00% thereafter for the remaining portion of the default period.

         Original notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that holders of original notes have under the indenture governing the notes and the exchange and registration rights agreement. No holder of original notes will be entitled to receive any additional interest as noted in the prior paragraph on its original notes, if that holder was, at any time while the exchange offer is pending, eligible to exchange, and did not validly tender, its original notes for exchange notes in the exchange offer.

         The foregoing is a summary of the material terms of the exchange and registration rights agreement. For a comprehensive understanding of your registration rights, you should refer to the exchange and registration rights agreement, which is included as Exhibit 4.6 to the Registration Statement that relates to this prospectus.

RESALE OF EXCHANGE NOTES

         Based on no-action letters issued by the staff of the SEC in unrelated transactions, we believe that you may offer for resale, resell or otherwise transfer any exchange notes issued to you in the exchange offer in exchange for original notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if

         (1) you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business;

         (2) you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes;

         (3) you are not an "affiliate" of ours, as that term is defined in Rule 405 under the Securities Act; and

         (4) you are not an initial purchaser who is holding exchange notes you received in exchange for original notes acquired directly from us in the initial offering.

         If you are an "affiliate" of ours or an initial purchaser described above or if you have any arrangement or understanding with any person to participate in a distribution of the exchange notes

         (1) you will not be able to rely on the interpretations of the staff of the SEC in connection with any offer for resale, resale or other transfer of exchange notes; and

         (2) you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the exchange notes. This prospectus may be used for an offer for sale, resale or other transfer of the exchange notes only as specifically set forth in this prospectus.

         In addition, we are not making the exchange offer to, nor will we accept surrenders of original notes from, holders of original notes in any state in which the exchange offer would not comply with the applicable securities laws or "blue sky" laws of that state.

         Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

         On the terms and conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all outstanding original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, which is defined below in " -- Expiration Date; Extensions; Amendments". After authentication of the exchange notes by the trustee or an authenticating agent, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. You may tender some or all of your original notes pursuant to the exchange offer, but only in integral multiples of $1,000.

         By tendering original notes in exchange for exchange notes and by executing the letter of transmittal, you will be representing to us that, among other things

         (1) any exchange notes to be received by you will be acquired in the ordinary course of your business;

         (2) you are not engaging in a distribution nor do you have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

         (3) you are not an "affiliate" of ours, as defined in Rule 405 under the Securities Act, or, if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

         IN THE CASE OF A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR ORIGINAL NOTES THAT WERE ACQUIRED BY IT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES, THE LETTER OF TRANSMITTAL WILL ALSO INCLUDE AN ACKNOWLEDGMENT THAT THE BROKER-DEALER WILL DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH THE RESALE BY IT OF EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER; HOWEVER, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, THE BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION".

         The exchange notes will be issued under and entitled to the benefits of the indenture that governs the original notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding original notes, except that

         (1) the offering of the exchange notes has been registered under the Securities Act;

         (2) the exchange notes will not be subject to transfer restrictions; and

         (3)      the exchange notes will be issued without registration rights.

         As of the date of this prospectus, $1,075,000,000 aggregate principal amount of the original notes is outstanding. In connection with the issuance of the original notes, we arranged for the original notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as a depositary. The exchange notes will also be available and transferable in book-entry form through DTC.

         This prospectus and the accompanying letter of transmittal are initially being sent to all registered holders of original notes as of the close of business on [ ], 2000. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer. The exchange offer is not conditioned upon the tender of any minimum aggregate principal amount of original notes. The exchange offer is, however, subject to customary conditions, which may be waived by us, and to the terms and provisions of the exchange and registration rights agreement. See " -- Conditions of the Exchange Offer."

         We will be deemed to have accepted validly tendered original notes when and if we have given oral or written notice to the exchange agent. See " -- Exchange Agent." The exchange agent will act as agent for the tendering holders of original notes for the purpose of receiving exchange notes from Arrow and delivering exchange notes to those holders.

         If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of other events set forth in this section, certificates for any of the unaccepted original notes will be returned, at our expense, to the tendering holder as promptly as practicable after the Expiration Date.

         Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. We will pay all charges and expenses, other than specified applicable taxes, in connection with the exchange offer. See " -- Solicitation of Tenders, Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" means 5:00 p.m., New York City time, on [ ], 2000, or the latest date to which we extend the exchange offer. We may extend the exchange offer at any time and from time to time, in our sole discretion, by giving oral or written notice to the exchange agent and by timely public announcement.

         If any of the conditions set forth under " -- Conditions of the Exchange Offer" has occurred and has not been waived by us, we expressly reserve the right, in our sole discretion, by giving oral or written notice to the exchange agent, to

         (1) extend the exchange offer or delay accepting any original notes;

         (2)      amend the terms of the exchange offer; or

         (3)      terminate the exchange offer and return any tendered notes.

         Any delay in accepting any original note and any extension, amendment or termination of the exchange offer will be followed as promptly as practicable by oral or written notice to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment, and we will extend the exchange offer to the extent required by law.

         Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we are not obligated to publish, advise, or otherwise communicate any public announcement, other than by making a timely press release.

INTEREST ON THE EXCHANGE NOTES

         Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the original notes that are surrendered in exchange or, if no interest has been paid on the original notes, from October 6, 2000. The rate of and payment date for interest on the exchange notes will be the same as that of the related original note.

PROCEDURES FOR TENDERING

         BOOK-ENTRY INTERESTS. The original notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities held by direct or indirect participants in DTC are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

         If you hold your original notes in the form of book-entry interests and you wish to tender your original notes for exchange in the exchange offer, you must transmit to the exchange agent on or prior to the Expiration Date either:

         (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

         (2) a computer-generated message, or Agent's Message, transmitted by means of DTC's Automated Tender Offer Program, or ATOP, system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

         In addition, in order to deliver original notes held in the form of book-entry interests (1) a timely confirmation of book-entry transfer of those notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under " -- Book-Entry Transfer" must be received by the exchange agent prior to the Expiration Date; or (2) you must comply with the guaranteed delivery procedures described below.

         THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US OR DTC. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

         CERTIFICATED ORIGINAL NOTES. Only registered holders of certificated original notes may tender those notes in the exchange offer. Certificated notes are notes held in physical, as opposed to book-entry, form. If your original notes are certificated notes and you wish to tender those notes for exchange in the exchange offer, you must transmit to the exchange agent on or prior to the Expiration Date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under " -- Exchange Agent." In addition, in order to validly tender your certificated original notes:

         (1) the certificates representing your original notes must be received by the exchange agent prior to the Expiration Date or

         (2) you must comply with the guaranteed delivery procedures described below.

         PROCEDURES APPLICABLE TO ALL HOLDERS. If you tender an original note and you do not withdraw the tender prior to the Expiration Date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

         If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

         (1) original notes tendered in the exchange offer are tendered either

                  (a) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or

                  (b)      for the account of an eligible institution; and

         (2) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

         If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

         If the letter of transmittal is signed by a person other than you, your original notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those original notes.

         If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

         In addition, we reserve the right in our sole discretion to:

         (1) purchase or make offers for, or offer registered notes for, any original notes that remain outstanding subsequent to the expiration of the exchange offer; or

         (2) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

         The terms of any of these purchases or offers could differ from the terms of the exchange offer.

         In all cases, we will issue registered notes for original notes that are accepted for exchange in the exchange offer after timely receipt by the exchange agent of certificates for your original notes or a timely book-entry confirmation of your original notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than you desire to exchange and you withdraw tender of such original notes you do not desire to exchange, those or substitute original notes will be returned without expense to you. In addition, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the unexchanged original notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

         We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes, and that determination will be final and binding on all parties. We reserve the absolute right to reject any and all original notes not properly tendered or to refuse to accept any original notes that would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our sole discretion, to waive any defects, irregularities or conditions of tender as to any particular original note. Our interpretation of the terms and conditions of the exchange offer and the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we may determine. Although we intend to notify any affected holder of defects or irregularities in the tender of original notes, none of us, the exchange agent, the trustee or any other person undertakes any liability for any failure to give that notice. Tenders of original notes will not be deemed to have been properly made until these defects or irregularities have been cured or waived.

         Any original notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

         We will execute, and the trustee will authenticate and deliver to the surrendering holder of original notes, exchange notes in the same aggregate principal amount as the original notes so surrendered and then outstanding as promptly as practicable following the Expiration Date whenever any original notes are validly tendered for exchange and accepted by us. If any original notes tendered are paid down prior to the consummation of the exchange offer, the principal amount of original notes exchanged will be the amount of those notes tendered that are then outstanding.

         GUARANTEED DELIVERY PROCEDURES. If you desire to tender your original notes and your original notes are not immediately available or one of the situations described in " -- Book-Entry Transfer" occurs, you may tender if:

         (1) you tender through an eligible financial institution;

         (2) on or prior to 5:00 p.m., New York City time, on the Expiration Date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us; and

         (3) the certificates for all certificated original notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

         The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

         (1) your name and address;

         (2) the amount of original notes you are tendering; and

         (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

                  (a) the certificates for all certificated original notes being tendered, in proper form for transfer or a book-entry confirmation of tender,

                  (b) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

                  (c) any other documents required by the letter of transmittal.

         BOOK-ENTRY TRANSFER. The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

         If you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC, or you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the Expiration Date, then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, you may withdraw tenders of original notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under " -- Exchange Agent" at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         In any notice of withdrawal, you must

         (1) specify your name in the same manner as when you deposited the original notes to be withdrawn;

         (2) identify the original notes to be withdrawn, including the principal amount of the original notes of each series, as applicable, and the name and number of the account at DTC to be credited;

         (3) sign electronically in the same manner as your original signature on the letter of transmittal by which your original notes were tendered or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of the original notes into your name; and

         (4) specify the name in which you want any original notes to be registered, if not your own.

         All questions as to the validity, form, eligibility and time of receipt of any withdrawal notices will be determined by us in our sole discretion and our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued in exchange for them unless the original notes so withdrawn are validly retendered. Any original notes that have been tendered but are validly withdrawn will be returned to the relevant holder without cost to that holder as soon as practicable after withdrawal. Properly withdrawn original notes may be retendered by following one of the procedures described above under " -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

         We are not required to accept for exchange, or to exchange notes for, any original notes, and may terminate or amend the exchange offer before the acceptance of any original notes, if, in our judgement, any of the following conditions has occurred or has not been satisfied:

         (1) the exchange offer, or the making of any exchange by a holder of original notes, violates applicable interpretations of the SEC staff;

         (2) any action or proceeding is instituted or threatened in any court or by or before any governmental body with respect to the exchange offer;

         (3) there is adopted or enacted any law, rule or regulation that we expect to impair our ability to proceed with the exchange offer; or

         (4) any governmental approval that we, in our sole discretion, deem necessary for the exchange offer is not obtained.

         If we determine to terminate the exchange offer for any of the reasons set forth above, we will refuse to accept any original notes and return any original notes that have been tendered; alternatively, if we determine not to terminate the exchange offer despite the existence of any of the reasons set forth above, we may extend or otherwise amend the exchange offer, delay accepting any tendered original note and retain all original notes tendered prior to the Expiration Date of the exchange offer, subject to the rights of the holders of the tendered original notes to withdraw the original notes. We may, in our discretion, waive any rule or condition and proceed with the exchange offer. If we determine that a waiver constitutes a material change in the exchange offer, we will promptly disclose that change.

         In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for the original notes, if at that time any stop order is threatened or in effect with respect to either the Registration Statement of which this prospectus is a part or the qualification of the indenture governing the Note under the Trust Indenture Act of 1939.

         The specified conditions are for our sole benefit, and we may assert any of the conditions regardless of the circumstances giving rise to any condition or may waive the condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of these rights is not to be deemed a waiver of any right, and each right is an ongoing right that may be asserted at any time and from time to time.

EXCHANGE AGENT

         The Bank of New York, the trustee under the indenture governing the notes, has been appointed as the exchange agent for the exchange offer. In its capacity as the exchange agent, The Bank of New York has no fiduciary duties and will be acting solely on directions from us. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

         By Registered or Certified Mail:        The Bank of New York
                                                 101 Barclay Street, 7E
                                                 New York, New York  10286
                                                 Attention:  Michael Daly

         By Hand or Overnight Delivery:          The Bank of New York
                                                 101 Barclay Street
                                                 Corporate Trust Services Window
                                                 Ground Level
                                                 New York, New York  10286
                                                 Attention:  Michael Daly

           Facsimile Transmissions:              (212) 815-5915

            Information or Confirmation by
              Telephone:                         (212) 815-2588

         Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

SOLICITATION OF TENDERS; FEES AND EXPENSES

         We will bear all expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation pursuant to the exchange offer is being made by mail. Additional solicitations may be made by us or an agent designated by us in person, by telegraph, telephone or facsimile transmission.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We will also pay the administrative agent its ongoing fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

         We will also pay all other expenses incurred by it in connection with the exchange offer, including accounting and legal fees and printing costs.

ACCOUNTING TREATMENT

         The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes.

TRANSFER TAXES

         We will pay any transfer taxes imposed in the United States that are applicable to the exchange of original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the mere exchange of original notes pursuant to the exchange offer, the amount of any transfer taxes -- whether imposed on a registered holder or any other person -- will be payable by the tendering holder. For example, you will be responsible for transfer taxes, if certificates representing exchange notes are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the original notes tendered. If satisfactory evidence of payment of those taxes or exemption from them is not submitted with the letter of transmittal, we will bill the amount of the applicable transfer taxes directly to the tendering holder. Any holder who is subject to taxes outside the United States and who is considering tendering original notes for exchange should consult its tax advisors as to the particular tax consequences to it of exchanging original notes for exchange notes.

CONTINUING RESTRICTIONS ON THE TRANSFER OF ORIGINAL NOTES

         All original notes that are not tendered will continue to be subject to the restrictions on transfer set forth in the indenture governing the notes. After completion of the exchange offer, we will no longer have any obligation to file any further registration statement for any original notes. Accordingly, after the completion of the exchange offer, you will be able to offer for sale, sell or otherwise transfer untendered original notes only as follows:

         (1)      to us;

         (2) pursuant to a registration statement that has been declared effective under the Securities Act;

         (3) for so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer within the meaning of Rule 144A, that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

         (4) pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act;

         (5)      to an "accredited investor" within the meaning of Rule 501 (a)
(1), (2), (3) or (7) under the Securities Act that is an institutional investor purchasing for its own account or for the account of this type of accredited investor, in each case in a minimum principal amount of the original notes of $250,000; or

         (6) pursuant to any other available exemption from the registration requirements of the Securities Act.


                              DESCRIPTION OF NOTES

    The original notes were and the new notes will be issued under an indenture, dated as of January 15, 1997, between us and The Bank of New York (as successor to Bank of Montreal Trust Company), as Trustee (the "Indenture"). The following summary of important provisions of the notes and the indenture does not purport to be complete, and this summary is subject to the detailed provisions of the Indenture, including the definition of certain terms used in this prospectus and those terms made a part of the indenture by reference to the Trust Indenture Act, the notes and the exchange and registration rights agreement. Copies of these documents are available from us upon request. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated in this prospectus by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Numerical references in parentheses below are to sections in the Indenture. Capitalized terms that are used and not otherwise defined in this prospectus shall have the meanings assigned to them in the Indenture or the exchange and registration rights agreement, as the case may be.

GENERAL

    The Indenture provides for the issuance from time to time of debentures, notes (including the notes) or other evidences of indebtedness by us (the "Securities") in an unlimited amount pursuant to an indenture supplemental to the Indenture or a Board Resolution, or Officers' Certificates pursuant to such supplemental indenture or Board Resolution (Section 2.3). Additional Securities may be issued in series.

    The notes will be unsubordinated and unsecured obligations of ours ranking pari passu with all of our existing and future unsubordinated and unsecured obligations. Claims of Holders of the notes will be effectively subordinated to the claims of holders of the debt of our subsidiaries with respect to the assets of such subsidiaries. In addition, claims of Holders of the notes will be effectively subordinated to the claims of holders of our secured debt and the secured debt of our subsidiaries with respect to the collateral securing such claims. Our claims as the holder of general unsecured intercompany debt will be similarly effectively subordinated to claims of holders of secured debt of our subsidiaries.

THE FIXED RATE NOTES

    The Senior Notes due 2003. The notes due 2003 will pay interest from October 6, 2000, at 8.20% per annum, semiannually on April 1 and on October 1 of each year, commencing April 1, 2001, to the person in whose name the note is registered at the close of business on March 15 or September 15, as the case may be, immediately preceding such April 1 or October 1.

    The Senior Notes due 2005. The notes due 2005 will pay interest from October 6, 2000, at 8.70% per annum, semiannually on April 1 and on October 1 of each year, commencing April 1, 2001, to the person in whose name the note is registered at the close of business on March 15 or September 15, as the case may be, immediately preceding such April 1 or October 1.

    The Senior Notes due 2010. The notes due 2010 will pay interest from October 6, 2000, at 9.15% per annum, semiannually on April 1 and on October 1 of each year, commencing April 1, 2001, to the person in whose name the note is registered at the close of business on March 15 or September 15, as the case may be, immediately preceding such April 1 or October 1.

THE FLOATING RATE NOTES

    We will pay interest on the floating rate notes quarterly in arrears on January 5, 2001, April 5, 2001, July 5, 2001, each an interest payment date, and on the maturity date. If any of the quarterly interest payment dates listed above falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day, unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the business day immediately preceding that quarterly interest payment date. Interest on the notes will be computed on the basis of a 360 day year for the actual number of days elapsed.

    Interest on the notes will accrue from, and including, October 6, 2000, to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We refer to each of these periods as an "interest period." The amount of accrued interest that we will pay for an interest period can be calculated by multiplying the face amount of the floating rate notes by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from October 6, 2000, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

    If the maturity date of the floating rate notes falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due to you. Accordingly, no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment to you on the next succeeding business day.

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
    The interest payment by us on the floating rate notes on any interest payment date, subject to certain exceptions, will be paid to the persons in whose names the floating rate notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

    The interest rate on the notes, other than the initial interest rate, will be calculated by The Bank of New York as calculation agent. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date, except that the interest rate in effect for the period from and including October 6, 2000 to the initial interest reset date will be the initial interest rate. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

    When we use the term "business day" in this section we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided that the day is also a "London business day." "London business day" means any day on which dealings in United States dollars are transacted in the London interbank market.

    "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

        (i) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars for a three-month period commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date. If Telerate page 3750 does not include such a rate or is unavailable on an interest determination date, LIBOR with respect to that interest determination date will be determined in accordance with the provisions described in (ii) below.

        (ii) With respect to an interest determination date on which no rate appears on Telerate page 3750, as specified in (i) above, or is unavailable, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for a three-month period commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction, in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the City of New York, on the interest determination date by three major banks in the City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described in this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on the immediately preceding interest determination date.

    "Telerate Page 3750" means the display designated as "Page 3750" on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

REGISTERED GLOBAL SECURITIES

    Each of the exchange notes will be issued in the form of one or more registered notes in global form (the "Global Notes"). Global Notes will be deposited on the date of the closing of the exchange with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Exchange notes exchanged for original notes held pursuant to Regulation S will be deposited upon issuance with, or on behalf of, a custodian for the Depositary in the manner described in the preceding sentence for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Clearstream S.A.

THE DEPOSITARY

    We understand that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

    The Depositary holds securities that its participants (the "Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants", and together with the Direct Participants, the "Participants").

    Purchases of Securities within the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Securities on the Depositary's records. The ownership interest of each actual purchaser of each Security (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in Securities except in the event that use of the book-entry system for the Securities is discontinued.

    To facilitate subsequent transfers, all Securities deposited by Direct Participants with the Depositary are registered in the name of a nominee of the Depositary. The deposit of the Securities with the Depositary and their registration in the name of the nominee affect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Securities; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to the nominee of the Depositary. If less than all of the Securities of an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in the particular series to be redeemed.

    Neither the Depositary nor its nominee will consent or vote with respect to the Securities. Under its usual procedures, the Depositary mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns the nominee's consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and interest payments on the Securities will be made to the Depositary. We expect that the Depositary will credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such payment date. We also expect that payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with Securities for the accounts of customers in bearer form or registered in "street-name". These payments will be the responsibility of such participant and not of the Depositary, the initial purchasers, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, redemption premium, if any, and interest to the Depositary is our responsibility or that of the respective trustees. Disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants. Registered Global Securities will settle in immediately available funds in the secondary trading market. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Securities.

    The Depositary may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice. Under such circumstances and in the event that a successor securities depository is not obtained, Securities certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Securities certificates which may have the legend affixed to under "Notice to Investors" will be printed and delivered.

    We will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of the Depositary, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Securities, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the Beneficial Owners.

    So long as a nominee of the Depositary is the registered owner of the Securities, references herein to Holders of the Securities shall mean such nominee or the Depositary and shall not mean the Beneficial Owners of the Securities.

    The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from the Depositary. Neither we, the Trustee nor the initial purchasers, dealers or agents take responsibility for the accuracy or completeness thereof.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations described below, pay as additional interest, on each series of notes, any additional amounts that are necessary in order that the net payment by our paying agents of the principal of and interest on the notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

        (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

        (a) being or having been present or engaged in trade or business in the United States or having or having had a permanent establishment in the United States;

        (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

        (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

        (d) being or having been a "10-percent shareholder" of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

        (2) to any holder that is not the sole beneficial owner of such note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

        (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

        (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

        (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

        (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

        (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "-- Payment of Additional Amounts" and under the heading "-- Redemption for Tax Reasons" below, we shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

    As used under this heading "-- Payment of Additional Amounts", under the heading "-- Redemption for Tax Reasons," and under the heading "-- Material Federal Income Tax Consequences to Non-United States Holders" below, the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any estate or trust the income of which is subject to United States federal income taxation regardless of its source and "non-United States person" means a person who is not a United States person.

OPTIONAL REDEMPTION

    We may not redeem the floating rate notes before they mature. The fixed rate notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the applicable series of notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points for the 8.20% notes, the applicable Treasury Rate plus 37.5 basis points for the 8.70% notes, or the applicable Treasury Rate plus 50 basis points for the 9.15% notes, in each case plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

    "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

    "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Independent Investment Banker" means Goldman, Sachs & Co. and its successor or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

    "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or, (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Reference Treasury Dealer" means (1) each of Goldman, Sachs & Co., Chase Securities Inc. and Morgan Stanley & Co. Incorporated, and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute for such firm another Primary Treasury Dealer, and
(2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

    "The Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

    Holders of notes to be redeemed as provided above will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes of the series are to be redeemed, the Trustee will select, not more than 60 days before the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the Trustee deems fair and appropriate.

REDEMPTION FOR TAX REASONS

    If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, official positions regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus, we become or will become obligated to pay additional amounts with respect to any series of notes as described above under the heading "-- Payment of Additional Amounts" or (b) any act is taken by a taxing authority of the United States on or after the date of this prospectus, whether or not such act is taken with respect to us or any affiliate, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, such series of notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under such series of notes. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described above under the heading "-- Payment of Additional Amounts" and we shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that, based on such opinion, we are entitled to redeem such notes pursuant to their terms.

CERTAIN COVENANTS

    Except as specified below, the following covenants apply to all series of Securities, including the notes.

    Restrictions on Liens. The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, create or incur any Lien on any shares of stock, indebtedness or other obligations of a Restricted Subsidiary or any Principal Property of ours or of a Restricted Subsidiary, whether those shares of stock, indebtedness or other obligations of a Restricted Subsidiary or Principal Property are owned at the date of the Indenture or acquired afterwards, unless we secure or cause such Restricted Subsidiary to secure the outstanding Securities equally and ratably with (or, at our option, prior to) all indebtedness secured by the particular Lien, so long as the indebtedness shall be so secured. This covenant does not apply in the case of:

    - the creation of any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property Acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by us or a Restricted Subsidiary, contemporaneously with such acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price, or the assumption of any Lien upon any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture existing at the time of the acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property subject to any Lien without the assumption thereof, provided that every such Lien referred to in this clause shall attach only to the shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon;

    - any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of the Indenture;

    - any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property in favor of us or any Restricted Subsidiary;

    - any Lien on any Principal Property being constructed or improved securing loans to finance the construction or improvements;

    - any Lien on shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations (including, without limitation, industrial revenue bonds and similar financings);

    - any mechanics', materialmen's, carriers' or other similar Liens arising in the ordinary course of business with respect to obligations that are not yet due or that are being contested in good faith;

    - any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property for taxes, assessments or governmental charges or levies not yet delinquent, or already delinquent but the validity of which is being contested in good faith;

    - any Lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property arising in connection with legal proceedings being contested in good faith, including any judgment Lien so long as execution on the Lien is stayed;

    - any landlord's Lien on fixtures located on premises leased by us or a Restricted Subsidiary in the ordinary course of business, and tenants' rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;

    - any Lien arising by reason of deposits necessary to qualify us or any Restricted Subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law;

    - Liens on our current assets to secure loans to us that mature within twelve months from their creation and that are made in the ordinary course of business; and

    - any renewal of or substitution for any Lien permitted by any of the preceding bullet points, provided, in the case of a Lien permitted under the first, second or fourth bullet points, the indebtedness secured is not increased nor the Lien extended to any additional assets. (Section 4.3(a)) Notwithstanding the foregoing, we or any Restricted Subsidiary may create or assume Liens in addition to those permitted by the preceding sentence of this paragraph, and renew, extend or replace those Liens, provided that at the time of the creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 15 percent of Consolidated Net Tangible Assets. (Section 4.3(b))

    Restrictions on Sale and Lease-Back Transactions. The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to us or to a Restricted Subsidiary, any Principal

Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of that property by the lessee will be discontinued; provided that, notwithstanding the foregoing, we or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period:

        (i) if we or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 4.3(a) of the Indenture, to create a Lien on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding Securities, or

        (ii) if (A) we promptly inform the Trustee of such transaction, and (B) we cause an amount equal to the fair value (as determined by resolution of our Board of Directors) of the property to be applied (1) to the purchase of other property that will constitute Principal Property having a fair value at least equal to the fair value of the property sold, or (2) to the retirement within 120 days after receipt of the proceeds of Funded Debt incurred or assumed by us or a Restricted Subsidiary (including the Securities);

provided further that, in lieu of applying all of or any part of such net proceeds to such retirement, we may, within 75 days after the sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of ours (which may include the Securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and Officers' Certificates (which shall be delivered to the Trustee) stating that we elect to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as provided in the Indenture.

    If we deliver debentures or notes to the applicable trustee and we duly deliver the Officers' Certificates, the amount of cash that we will be required to apply to the retirement of Funded Debt under this provision of the Indenture will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of the applicable debentures or notes, or, if there are no such redemption prices, the principal amount of those debentures or notes; provided that in the case of debentures or notes that provide for an amount less than the principal amount to be due and payable upon a declaration of the maturity, then the amount of cash will be reduced by the amount of principal of those debentures or notes that would be due and payable as of the date of the application upon a declaration of acceleration of the maturity pursuant to the terms of the indenture pursuant to which such debentures or notes were issued. (Section 4.4(a))

    Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by this paragraph, without any obligation to retire any outstanding Securities or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 15 percent of Consolidated Net Tangible Assets.
(Section 4.4(b))

CERTAIN DEFINITIONS

    The term "Attributable Debt" as defined in the Indenture means when used in connection with a sale and leaseback transaction referred to above under "-- Certain Covenants -- Restrictions on Sale and Lease-Back Transactions", on any date as of which the amount thereof is to be determined, the product of (i) the net proceeds from the sale and lease-back transaction multiplied by (ii) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in the sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of the computation and the denominator of which is the number of full years of the term of the lease measured from the first day of the term.

    The term "Consolidated Net Tangible Assets" as defined in the Indenture means total assets after deducting therefrom all current liabilities and intangible assets as set forth in our most recent balance sheet and our consolidated Subsidiaries and computed in accordance with GAAP.

    The term "Exempted Debt" as defined in the Indenture means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

        (i) indebtedness of ours and our restricted subsidiaries incurred after the date of the Indenture and secured by liens created or assumed or permitted to exist pursuant to Section 4.3(b) of the Indenture described above under "-- Certain Covenants -- Restrictions on Liens"; and

        (ii) Attributable Debt of ours and our restricted subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to Section 4.4(b) of the Indenture described above under "-- Certain Covenants -- Restrictions on Sales and Lease-Back Transactions".

    The term "Funded Debt" as defined in the Indenture means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible at the option of the obligor, beyond one year from the date of its creation.

    The terms "Holder" or "Securityholder" as defined in the Indenture mean the registered holder of any Security with respect to Registered Securities and the bearer of any Unregistered Security or any coupon appertaining to it, as the case may be.

    The term "Lien" as defined in the Indenture means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of the Indenture, we or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

    The term "Original Issue Discount Security" as defined in the Indenture means any Security that provides for an amount less than the principal amount of a particular security to be due and payable upon a declaration of acceleration of the maturity of that security pursuant to Section 6.2 of the Indenture.

    The term "Person" means an individual, partnership, corporation, business, trust, joint stock company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

    The term "Principal Property" as defined in the Indenture means any manufacturing or processing plant or warehouse owned at the date of the Indenture or acquired after that date by us or any of our restricted subsidiaries which is located within the United States and the gross book value of which (including related land and improvements and all machinery and equipment without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 2 percent of Consolidated Net Tangible Assets, other than:

        (i) any manufacturing or processing plant or warehouse or any portion of the same (together with the land on which it is erected and fixtures that are a part of that land) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments or any successor laws or under any other similar statute of the United States),

        (ii) any property which in the opinion of our Board of Directors is not of material importance to the total business conducted by us as an entirety, or

        (iii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

    The term "Restricted Subsidiary" as defined in the Indenture means a Subsidiary of ours (i) of which substantially all the property is located, or substantially all the business is carried on, within the United States, and (ii) which owns Principal Property; provided, however, that any Subsidiary may be declared a Restricted Subsidiary by Board Resolution, effective as of the date such Board Resolution is adopted; provided further, that any such declaration may be rescinded by further Board Resolution, effective as of the date that further Board Resolution is adopted.

    The term "Subsidiary" as defined in the Indenture means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by that Person and one or more other Subsidiaries of that Person.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

    Under the Indenture, we may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions) to, any

Person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any Person to merge with or into us unless (i) either (A) we will be the continuing Person or (B) the Person (if other than ourselves) formed by the consolidation or into which we are merged or that acquired or leased such property and assets of ours will be a corporation organized and validly existing under the laws of the United States of America or any of its jurisdictions and will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the Securities under the Indenture, and we will have delivered to the Trustee an Opinion of Counsel stating that the consolidation, merger or transfer and the supplemental indenture complies with the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and that the supplemental indenture constitutes a legal, valid and binding obligation of ours or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (ii) Officers' Certificates to the effect that immediately after giving effect to such transaction, no Default shall have occurred and be continuing and an Opinion of Counsel as to the matters set forth in clause (i) shall have been delivered to the Trustee. (Section 5.1)

EVENTS OF DEFAULT

    Events of Default defined in the Indenture with respect to the Securities of any series are:

    - we default in the payment of the Principal of any Securities of a series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

    - we default in the payment of interest on any Securities of a series when the same becomes due and payable, and that default continues for a period of 30 days;

    - we default in the performance of or breach any other covenant or agreement of ours in the Indenture with respect to the Securities of a series and that default or breach continues for a period of 30 consecutive days after written notice to us by the Trustee or to us and the Trustee by the Holders of 25 percent or more in aggregate principal amount of the Securities of all series affected thereby;

    - an involuntary case or other proceeding shall be commenced against us or any Restricted Subsidiary with respect to our or the Restricted Subsidiary's debts, as the case may be, under any bankruptcy, insolvency or other similar law now or in the future in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of ours or it or any substantial part of our or its property, as the case may be, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against us or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

    - we or any Restricted Subsidiary (A) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or in the future in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Restricted Subsidiary or for all or substantially all of the property and assets of ours or any Restricted Subsidiary or (C) effect any general assignment for the benefit of creditors; and

    - any other Event of Default established with respect to any series of Securities issued pursuant to the Indenture occurs. (Section 6.1)

    The Indenture provides that if an Event of Default described in the first two bullet points above, with respect to the Securities of any series then outstanding, occurs and is continuing, then, and in each and every such case, except for any series of Securities the Principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25 percent in aggregate principal amount of the Securities of any such affected series then outstanding under the Indenture (each series being treated as a separate class) by notice in writing to us (and to the Trustee if given by Securityholders), may declare the entire Principal (or, if the Securities of any such series are Original Issue Discount Securities, the applicable portion of the Principal amount as may be specified in the terms of the particular series established pursuant to the Indenture) of all Securities of the affected series, and the interest accrued on that Series, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

    If an Event of Default described in the third or fourth bullet points above, with respect to the Securities of one or more but not all series then outstanding, or with respect to the Securities of all series then outstanding, occurs and is continuing, then, and in each and every such case, except for any series of Securities the Principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25 percent in aggregate principal amount (or, if the Securities of any such series are Original Issue Discount Securities, the amount of which is accelerable as described in this paragraph) of the Securities of all the affected series then outstanding under the Indenture (treated as a single class) by notice in writing to us (and to the Trustee if given by Securityholders) may declare the entire Principal (or, if the Securities of any such series are Original Issue Discount Securities, such portion of the Principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all Securities of all the affected series, and the interest accrued on those series, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

    If an Event of Default described in the fourth or fifth bullet points above occurs and is continuing, then the principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the Principal as may be specified in the terms of such series established pursuant to the Indenture) of all the Securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable without any notice or other action by any Holder or the Trustee to the full extent permitted by applicable law. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the Holders of a majority in Principal of the then outstanding Securities of all such series that have been accelerated (voting as a single class). (Section 6.2)

TRUSTEE'S RIGHTS

    The Indenture contains a provision under which, subject to the duty of the Trustee during a default to act with the required standard of care:

    - the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, Officers' Certificates, Opinion of Counsel (or both), statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence or indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person or persons, and the Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;

    - before the Trustee acts or refrains from acting, it may require Officers' Certificates and/or an Opinion of Counsel, which shall conform to the requirements of the Indenture, and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion; subject to the terms of the Indenture, whenever in the administration of the trusts of the Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action under the Indenture, such matter (unless other evidence in respect thereof be specifically prescribed in the Indenture) may, in the absence of negligence or bad faith on the part of the Trustee, be deemed to be conclusively proved and established by Officers' Certificates delivered to the Trustee, and such certificate, in the absence of negligence or bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of the Indenture upon the faith of the Officers' Certificates;


    - the Trustee may act through its attorneys and agents not regularly in its employ and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it under the Indenture;

    - any request, direction, order or demand of us mentioned in the Indenture shall be sufficiently evidenced by Officers' Certificates (unless other evidence in respect thereof be specifically prescribed in the Indenture); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by our Secretary or an Assistant Secretary;

    - the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

    - the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with the Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the Indenture;

    - the Trustee may consult with counsel, and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under the Indenture in good faith and in reliance thereon; and

    - prior to the occurrence of an Event of Default under the Indenture and after the curing or waiving of all Events of Default, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, Officers' Certificates, Opinion of Counsel, Board Resolution, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during normal business hours and upon prior written notice, our books, records and premises, personally or by agent or attorney. (Section 7.2)

    Subject to various provisions in the Indenture, the Holders of at least a majority in principal amount (or, if the Securities are Original Issue Discount Securities, such portion of the Principal as is then accelerable under the Indenture) of the outstanding Securities of all series affected (voting as a single class) by notice to the Trustee, may waive, on behalf of the Holders of all the Securities of such series, an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of Principal of or interest on any Security as specified in the first and second bullet points of the "Events of Default" section above or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto. (Section 6.4)

    Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the Principal as is then accelerable under the Indenture) of the outstanding Securities of all series affected (voting as a single class), may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of such series by the Indenture, provided that the Trustee may refuse to follow any direction that conflicts with law or the Indenture that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and provided further that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of Securities pursuant to the Indenture. (Section 6.5)

    The Indenture provides that no Holder of any Securities of any series may institute any proceeding, judicial or otherwise, with respect to the Indenture or the Securities of that series, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

    - the Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series;

    - the Holders of at least 25 percent in aggregate principal amount of outstanding Securities of all those series affected shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

    - the Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with the request;

    - the Trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

    - during the 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Securities of all those affected series have not given the Trustee a direction that is inconsistent with such written request. A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. (Section 6.6)

    The Indenture contains a covenant that we will file with the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. (Section 4.6)

DISCHARGE, LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides with respect to each series of Securities that, except as otherwise provided in this paragraph, we may terminate our obligations under the Securities of a series and the Indenture with respect to Securities of such series if:

        (i) all Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the Trustee for cancellation, and we have paid all sums payable by us under the Indenture; or

        (ii) (A) the Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption,

        (B) we irrevocably deposit in trust with the Trustee, as trust funds solely for the benefit of the Holders of such Securities, for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay Principal of and interest on the Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by us under the Indenture, and

        (C) we deliver to the Trustee Officers' Certificates and an Opinion of Counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Securities of such series have been complied with.

    With respect to the foregoing clause (i), only our obligations to compensate and indemnify the Trustee shall survive. With respect to the foregoing clause
(ii), only our obligations to execute and deliver Securities of such series for authentication, to set the terms of the Securities of such series, to maintain an office or agency in respect of the Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Securities of such series, to deliver Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and our right to recover excess money held by the Trustee shall survive until such Securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive. (Section 8.1)

    The Indenture provides that, except as otherwise provided in this paragraph, we:

        (i) will be deemed to have paid and will be discharged from any and all obligation, in respect of the Securities of any series, and the provisions of the Indenture will no longer be in effect with respect to the Securities of such series (a "legal defeasance") and

        (ii) may omit to comply with any term, provision or condition of the Indenture described above under "Certain Covenants" (or any other specific covenant relating to such series provided for in a Board Resolution or supplemental indenture or Officers' Certificates pursuant to such Board Resolution or such supplemental indenture, that may by its terms be defeased pursuant to the Indentures) and such omission shall be deemed not to be an Event of Default under the third and fourth bullet points under "Events of Default" above with respect to the outstanding Securities of a series (a "covenant defeasance");

provided that the following conditions shall have been satisfied:

        (i) we have irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Securities of such series, for payment of the Principal of and interest on the Securities of such series, money or U.S. Government obligations or a combination of the foregoing sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the Principal of and accrued interest on the outstanding Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be;

        (ii) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we are a party or by which we are bound;

        (iii) no Default with respect to such Securities of such series shall have occurred and be continuing on the date of such deposit;

        (iv) we shall have delivered to the Trustee an Opinion of Counsel that the Holders of the Securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and

        (v) we shall have delivered to the Trustee Officers' Certificates and an Opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated have been complied with.

    In the case of a legal defeasance, we shall have delivered to the Trustee an Opinion of Counsel (based on a change in law) or a ruling directed to the Trustee from the United States Internal Revenue Service that the Holders of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as could have been the case if such deposit and defeasance had not occurred, or an instrument, in form reasonably satisfactory to the Trustee, wherein we, notwithstanding a legal defeasance of our indebtedness in respect of Securities of any series, or any portion of the principal amount thereof, shall assume the obligation which shall be absolute and unconditional) to irrevocably deposit with the Trustee such additional sums of money, if any, or additional U.S. Government Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or U.S. Government Obligations theretofore so deposited, to pay when due the Principal of and premium, if any, and interest due and to become due on such Securities or portions thereof; provided, however, that such instrument may state that our obligation to make additional deposits as aforesaid shall be subject to the delivery to us by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing selected by the Trustee, showing the calculation thereof.

    Subsequent to a legal defeasance, our obligations to execute and deliver Securities of such series for authentication, to set the terms of the Securities of such series, to maintain an office or agency in respect of the Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Securities of such series, to deliver Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Securities are no longer outstanding. After such Securities are no longer outstanding, in the case of a legal defeasance, only our obligations to compensate and indemnify the Trustee and our right to recover excess money held by the Trustee shall survive. (Section 8.2 and 8.3)

MODIFICATION OF THE INDENTURE

    The Indenture provides that we and the Trustee may amend or supplement the Indenture or the Securities of any series without notice to or the consent of any Holder:

    - to cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements do not materially and adversely affect the interests of the Holders;

    - to comply with Article 5 (which relates to the covenant discussed under " -- Restrictions on Mergers and Sales of Assets") of the Indenture;

    - to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

    - to evidence and provide for the acceptance of appointment under the Indenture with respect to the Securities of any or all series by a successor Trustee;

    - to establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities as permitted under the Indenture;

    - to provide for uncertificated or unregistered Securities and to make all appropriate changes for such purpose;

    - to change or eliminate any provisions of the Indenture with respect to all or any series of the Securities not then outstanding (and, if the change is applicable to fewer than all those series of the Securities, specifying the series to which the change is applicable), and to specify the rights and remedies of the Trustee and the Holders of such Securities; and

    - to make any change that does not materially and adversely affect the rights of any Holder. (Section 9.1)

    The Indenture also contains provisions that allow us and the Trustee, subject to certain conditions, without prior notice to any Holders, to amend the Indenture and the outstanding Securities of any series with the written consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding of all series affected by such supplemental indenture (all such series voting as one class), and the Holders of a majority in aggregate principal amount of the outstanding Securities of all series affected (all such series voting as one class) by written notice to the Trustee may waive future compliance by us with any provision of the Indenture or the Securities of such series. Notwithstanding the foregoing provisions, without the consent of each Holder affected thereby, an amendment or waiver, including a waiver pursuant to
Section 6.4 of the Indenture, may not:

    - extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, the Holder's Security or reduce the principal amount or the rate of interest of that Security (including any amount in respect of original issue discount), or any premium payable with respect to that Security, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon the acceleration of the maturity of that Security or any amount provable in bankruptcy, or change any place of payment where, or the currency in which, any Security or any premium or the interest on such Security is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date of such payment;

    - reduce the percentage in principal amount of outstanding Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture or for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; and

    - waive a Default in the payment of Principal of or interest on any Security of such Holder; or modify any of the provisions of the Indenture governing supplemental indentures with the consent of Securityholders, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected by the modification.

    A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of Holders of Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the Indenture of the Holders of Securities of any other series or of the coupons appertaining to such Securities. It shall not be necessary for the consent of any Holder under this section of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the Indenture becomes effective, we or, at our request, the Trustee shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. We or, at our request, the Trustee will mail supplemental indentures to Holders upon request. Any failure of us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. (Section 9.2)

INFORMATION CONCERNING THE TRUSTEE

    An affiliate of The Bank of New York participates as a lender under certain of our credit agreements.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


    The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes to an original purchaser of the notes who is a Non-U.S. Holder (as defined below) and of the exchange of original notes for exchange notes by a U.S. Holder (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), on administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this offering circular may affect the tax consequences described herein, possibly with retroactive effect.

    The following does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as persons engaged in a trade or business in the United States, persons who own, actually or constructively, 10% or more of the total combined voting power of all of our classes of stock entitled to vote or persons who have ceased to be United States citizens or to be taxed as resident aliens. Prospective investors should consult their tax advisors with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes,

    -   A nonresident alien individual;

    -   A foreign corporation;

    - A foreign estate or trust that in either case has a nonresident alien fiduciary; or

    -   A foreign partnership.

PAYMENT OF INTEREST

     Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or any paying agent of ours to any Non-U.S. Holder will not be subject to U.S. federal withholding tax provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of our voting stock, (ii) the Non-U.S. Holder is not a controlled foreign corporation related to us for United States federal income tax purposes, (iii) the Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (iv) the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

    The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service Form W-8 (or W-8BEN) under penalties of perjury, that it is not a U.S. person and provides its name and address, and (1) such beneficial owner files such Form W-8 (or W-8BEN) with the withholding agent or, (2) in the case of a note held by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holding the note on behalf of the beneficial owner, such financial institution files with the withholding agent a statement that it has received the Form W-8 (or W-8BEN) from the Non-U.S. Holder and furnishes the withholding agent with a copy thereof. With respect to notes held by a foreign partnership, under current law, the Form W-8 (or W-8BEN) may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the Internal Revenue Service, for interest and disposition proceeds paid with respect to a note after December 31, 2000, the foreign partnership will be required, in addition to providing an intermediary Form W-8 (or W-8IMY) to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

    The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding and the Non-U.S. Holder properly certifies to its entitlement to such treaty benefits.

THE EXCHANGE

    The exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes. A U.S. Holder will have the same adjusted tax basis and holding period in an exchange note as it had in the original note exchanged for such exchange note. The term "U.S. Holder" means a beneficial owner of a note that is not a Non-U.S. Holder.

SALE, EXCHANGE OR DISPOSITION OF THE NOTES

    Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on the gain realized on the sale, exchange or other disposition of such note, unless such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

FEDERAL ESTATE TAXES

    If a Non-U.S. Holder is an individual who at the time of death is not a citizen or resident of the United States, the note held by such Non-U.S. Holder at the time of such holder's death will not be subject to United States federal estate tax, provided that (1) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and (2) the interest accrued on the note was not effectively connected with such holder's conduct of a United States trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    We are required to report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest paid to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    Under current U.S. federal income tax, backup withholding tax of 31% will not apply to payments of interest by us or any paying agent of ours on a note if the certifications described above under "Payment of Interest" are received, provided that we or such paying agent, as the case may be, do not have actual knowledge that the payee is a U.S. person.

    Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period or (generally in the case of payments made after December 31, 2000) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.

    Recently promulgated Treasury Regulations, generally effective for payments after December 31, 2000, provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless such holder certifies as to its non-U.S. status or otherwise establishes an exemption. In addition, the new Treasury Regulations change certain procedural requirements relating to establishing a holder's non-U.S. status.

    Non-U.S. Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

         We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

         Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes received by it in exchange for original notes.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers.

         New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

         -        in the over-the-counter market,

         -        in negotiated transactions,

         -        through the writing of options on the exchange notes or

         -        a combination of those methods of resale,

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

         Any resale may be made

         -        directly to purchasers or

         - to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

         Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those exchange notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.


                                 LEGAL OPINIONS

    The validity of the exchange notes will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP.

                                     EXPERTS

    The consolidated financial statements of Arrow Electronics, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report dated February 16, 2000 incorporated in this prospectus by reference and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of the Wyle Electronics Group as of December 31, 1999 and for the year then ended incorporated in this prospectus by reference and included in Arrow's Current Report on Form 8-K dated September 1, 2000 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report dated March 21, 2000, except for the second paragraph of Note 1 which the date is August 7, 2000 and except for the fourth paragraph of Note 8 which the date is August 4, 2000, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.



                        TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Available Information ................................................         3
Information Relating to Forward-Looking Statements ...................         4
Prospectus Summary ...................................................         5
Consolidated Ratios of Earnings to Fixed Charge ......................        10
Arrow Electronics, Inc................................................        11
Use of Proceeds ......................................................        16
Capitalization .......................................................        18
The Exchange Offer ...................................................        19
Description of Notes .................................................        27
Material Federal Income Tax Consequences .............................        43
Plan of Distribution .................................................        45
Legal Opinions .......................................................        45
Experts ..............................................................        46


    UNTIL [ ], 2000 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL BROKER-DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A BROKER-DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                 $1,075,000,000


                             ARROW ELECTRONICS, INC.

                                  [ARROW LOGO]

                                OFFER TO EXCHANGE

                    $200,000,000 FLOATING EXCHANGE RATE NOTES
                              DUE OCTOBER 5, 2001,

                    $425,000,000 8.20% SENIOR EXCHANGE NOTES
                              DUE OCTOBER 1, 2003,

                    $250,000,000 8.70% SENIOR EXCHANGE NOTES
                               DUE OCTOBER 1, 2005

                                       AND

                    $200,000,000 9.15% SENIOR EXCHANGE NOTES
                               DUE OCTOBER 1, 2010


                             PRELIMINARY PROSPECTUS



                                 [      ], 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 9 of the Company's Certificate of Incorporation permits the indemnification of officers and directors under certain circumstances to the full extent that such indemnification may be permitted by law.

         Such rights of indemnification are in addition to, and not in limitation of, any rights to indemnification to which any officer or director of the Registrant is entitled under the Business Corporation Law of the State of New York (Sections 721 through 726), which provides for indemnification by a corporation of its officers and directors under certain circumstances as stated in the Business Corporation Law and subject to specified limitations set forth in the Business Corporation Law.

         The Company also maintains directors' and officers' liability insurance coverage which insures directors and officers of the Company against certain losses arising from claims made, and for which the Company has not provided reimbursement, by reason of their being directors and officers of the Company or its subsidiaries.

ITEM 21.  EXHIBITS

         See Exhibit Index.

ITEM 22.  UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes:

            (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the
                Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which have not been exchanged at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

        (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) or 11 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York, on November 30, 2000.

                                   ARROW ELECTRONICS, INC.


                                   By: /s/ Robert E. Klatell
                                       ------------------------------
                                       Robert E. Klatell
                                       Executive Vice President


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints each of Francis M. Scricco, Stephen P. Kaufman and Robert E. Klatell, or any of them, each acting alone, such person's true and lawful attorney-in-fact, with full power of substitution to sign for such person and in such person's name and capacity indicated below, in connection with this Registrant's registration statement on Form S-4, including to sign this registration statement and any and all amendments to this registration statement, including post-effective amendments, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorneys-in-fact to any and all amendments.

SIGNATURE                                  TITLE                                      DATE
---------                                  -----                                      ----
/s/ Stephen P. Kaufman           Chairman of the Board                         November 30, 2000
___________________________
Stephen P. Kaufman

/s/ Francis M. Scricco           President and Chief Executive Officer         November 30, 2000
___________________________      (Principal Executive Officer)
Francis M. Scricco

/s/ Robert E. Klatell            Executive Vice President, Secretary, and      November 30, 2000
___________________________      Director
Robert E. Klatell

/s/ Sam R. Leno                  Senior Vice President                         November 30, 2000
___________________________      (Principal Financial Officer)
Sam R. Leno

/s/ Paul J. Reilly               Vice President - Finance                      November 30, 2000
___________________________      (Principal Accounting Officer)
Paul J. Reilly

/s/ Daniel W. Duval              Director                                      November 30, 2000
___________________________
Daniel W. Duval

___________________________      Director
Carlo Giersch

/s/ John N. Hanson               Director                                      November 30, 2000
___________________________
John N. Hanson

/s/ Roger King                   Director                                      November 30, 2000
___________________________
Roger King

/s/ Karen Gordon Mills           Director                                      November 30, 2000
___________________________
Karen Gordon Mills

/s/ Barry W. Perry               Director                                      November 30, 2000
___________________________
Barry W. Perry

/s/ Richard S. Rosenbloom        Director                                      November 30, 2000
___________________________
Richard S. Rosenbloom

/s/ John C. Waddell              Director                                      November 30, 2000
___________________________
John C. Waddell

                                  EXHIBIT INDEX

Exhibit
Number   Exhibit Description
------   -------------------
4.1 Indenture between Arrow Electronics and The Bank of New York (formerly, Bank of Montreal Trust Company), as trustee, dated as of January 15, 1997 (filed as Exhibit 4.1 to our registration statement on Form S-3, No. 333-19431).**
4.2      Form of 8.20% Senior Exchange Note due October 1, 2003.*
4.3      Form of 8.70% Senior Exchange Note due October 1, 2005.*
4.4      Form of 9.15% Senior Exchange Note due October 1, 2010.*
4.5      Form of Floating Rate Exchange Note due October 5, 2001.*
4.6      Exchange and Registration Rights Agreement.*
4.7      Form of Exchange Agent Agreement.*
5.1 Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of securities being offered by Arrow Electronics.*
8.1      Tax opinion of Milbank, Tweed, Hadley & McCloy LLP.*
12.1 Statement regarding computation of consolidated ratios of earnings to fixed charges.*
23.1     Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit
         5.1).*
23.2     Consent of Ernst & Young LLP, independent accountants.*
23.3     Consent of PricewaterhouseCoopers LLP, independent auditors.*
24 Power of Attorney (included on the signature page of this registration statement).*
25 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture between the Company and The Bank of New York (as successor to Bank of Montreal Trust Company) on Form T-1.*

--------------------

*        Filed herewith
**       Incorporated by Reference